===============================================================================
                                               --------------------------------
                                               \        OMB APPROVAL          \
                                               \------------------------------\
                                               \  OMB Number:      3235-0059  \
                                               \  Expires:  January 31, 2002  \
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                                               --------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Torchmark Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                   [LOGO OF TORCHMARK CORPORATION APPEARS HERE]

                                                                 March 23, 2000

To the Stockholders of
 Torchmark Corporation:

  Torchmark's 2000 annual meeting of stockholders will be held in the auditorium at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama at 10:00 a.m., Central Daylight Time, on Thursday, April 27, 2000.

  The accompanying notice and proxy statement discuss proposals which will be submitted to a stockholder vote. If you have any questions or comments about the matters discussed in the proxy statement or about the operations of your Company, we will be pleased to hear from you.

  It is important that your shares be voted at this meeting. Please mark, sign, and return your proxy or vote over the telephone or the Internet. If you attend the meeting, you may withdraw your proxy and vote your stock in person if you desire to do so.

  We hope that you will take this opportunity to meet with us to discuss the results and operations of the Company during 1999.

                                          Sincerely,

                                          /s/ C.B. Hudson
                                          --------------------------------
                                          C.B. Hudson
                                          Chairman, President & Chief
                                           Executive Officer

                       ---------------------------------

                   Notice of Annual Meeting of Stockholders
                           to be held April 27, 2000

                       ---------------------------------

To the Holders of Common Stock of
 Torchmark Corporation

  The annual meeting of stockholders of Torchmark Corporation will be held at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama 35233 on Thursday, April 27, 2000 at 10:00 a.m., Central Daylight Time. You will be asked to:

    (1) Elect the nominees shown in the proxy statement as directors to serve for their designated terms or until their successors have been duly elected and qualified.

    (2) Consider the appointment of Deloitte & Touche LLP as independent auditors.

    (3)  Transact any other business that properly comes before the meeting.

  These matters are more fully discussed in the accompanying proxy statement.

  The close of business on Wednesday, March 1, 2000 is the date for determining stockholders who are entitled to notice of and to vote at the annual meeting. You are requested to mark, date, sign, and return the enclosed form of proxy in the accompanying envelope, whether or not you expect to attend the annual meeting in person. You may also choose to vote your shares over the telephone or the Internet. You may revoke your proxy at any time before it is voted at the meeting.

  The annual meeting may be adjourned from time to time without further notice other than by an announcement at the meeting or at any adjournment. Any business described in this notice may be transacted at any adjourned meeting.

                                          By Order of the Board of Directors

                                          /s/ Carol A. McCoy
                                          Carol A. McCoy
                                          Associate Counsel & Corporate
                                          Secretary

Birmingham, Alabama
March 23, 2000

                                PROXY STATEMENT

Solicitation of Proxies

  The Board of Directors of Torchmark Corporation solicits your proxy for use at the 2000 annual meeting of stockholders and at any adjournment of the meeting. The annual meeting will be held at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama 35233 at 10:00 a.m., Central Daylight Time on Thursday, April 27, 2000. C.B. Hudson and Larry M. Hutchison are named as proxies on the proxy/direction card. They have been designated as directors' proxies by the Board of Directors.

  If the enclosed proxy/direction card is returned, properly executed, and in time for the meeting, your shares will be voted at the meeting. All proxies will be voted in accordance with the instructions set forth on the proxy/direction card. If proxies are executed and returned which do not specify a vote on the proposals considered, those proxies will be voted FOR such proposals. You have the right to revoke your proxy by giving written notice of revocation addressed to the Secretary of the Company at the address shown above at any time before the proxy is voted.

  The card is considered to be voting instructions furnished to the respective trustees each of the Torchmark Corporation Savings and Investment Plan, the Waddell & Reed Financial, Inc. 401-K and Savings and Investment Plan, the Liberty National Life Insurance Company 401(k) Plan and the Profit-Sharing and Retirement Plan of Liberty National Life Insurance Company with respect to shares allocated to individual's accounts under these plans. If the account information is the same, participants in one or more of the plans who are also shareholders of record will receive a single card representing all shares. If a plan participant does not return a proxy/direction card to the Company, the trustees of any plan in which shares are allocated to the participant's individual account will vote those shares in the same proportion as the total shares in that plan for which directions have been received.

  A simple majority vote of the holders of the issued and outstanding common stock of the Company represented in person or by proxy at the stockholders meeting is required to elect directors and approve all other matters put to a vote of stockholders. Abstentions are considered as shares present and entitled to vote. Abstentions have the same legal effect as a vote against a matter presented at the meeting. Any shares for which a broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules will be considered as shares not entitled to vote and will not be considered in the tabulation of the votes.

Record Date and Voting Stock

  Each stockholder of record at the close of business on March 1, 2000 is entitled to one vote for each share of common stock held on that date upon each proposal to be voted on by the stockholders at the meeting. At the close of business on March 1, 2000, there were 129,858,697 shares of common capital stock of the Company outstanding (not including 152,385,585 shares held by the Company and its subsidiaries which are non-voting while so held). There is no cumulative voting of the common stock.

Principal Stockholders

  The table below lists all persons known to be the beneficial owner of more than five percent of the Company's outstanding common stock as of December 31, 1999.

        Name and Address      Number of Shares(1) Percent of Class
        ----------------      ------------------- ----------------
       AMVESCAP PLC                7,496,502           5.70%
        11 Devonshire Square
        London EC2M 4YR
        England

--------
(1) All stock reported is held by holding companies (AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc. and INVESCO North American Holdings, Inc.) and investment advisers (INVESCO Capital Management, Inc. and INVESCO Asset Management Limited), which are subsidiaries of AMVESCAP PLC. These entities share the voting and the dispositive power over the shares and have disclaimed beneficial ownership of such stock.

                               PROPOSAL NUMBER 1

Election of Directors

  The Company's By-laws provide that there will be not less than seven nor more than fifteen directors with the exact number to be fixed by the Board of Directors. In October, 1999, the number of directors was increased to ten persons and Lamar C. Smith was elected to the newly created directorship.

  The Board of Directors proposes the election of David L. Boren, Louis T. Hagopian and Harold T. McCormick as directors, to hold office for a term of three years, expiring at the close of the annual meeting of stockholders to be held in 2003 or until their successors are elected and qualified and of R.K. Richey as a director, to hold office for a term of one year, expiring at the close of the annual stockholders meeting in 2001 or until his successor is elected and qualified. Messrs. Boren, Hagopian, McCormick and Richey's current terms expire in 2000. The term of office of the other six directors continues until the close of the annual meeting of stockholders in the year shown in the biographical information below.

  Non-officer directors retire from the Board of Directors at the annual meeting of stockholders which immediately follows their 75th birthday. Directors who are officers of the Company retire from active service as directors at the annual stockholders meeting immediately following their 65th birthday, except that these directors may be elected annually to additional one year terms not to continue beyond the annual meeting of stockholders following the director's 75th birthday. The Chairman of the Executive Committee serves at the pleasure of the Board on an annual basis until the annual meeting following his 75th birthday.

  If any of the nominees becomes unavailable for election, the directors' proxies will vote for the election of any other person recommended by the Board of Directors unless the Board reduces the number of directors.

  The Board recommends that the stockholders vote FOR the nominees.

Profiles of Directors and Nominees(/1/)

  David L. Boren (age 59) has been a director of the Company since April, 1996. He is a director of Waddell & Reed Financial, Inc., Phillips Petroleum Corporation, AMR Corporation and Texas Instruments, Inc. Principal occupation:
President of The University of Oklahoma, Norman, Oklahoma since November,
1994.

  Joseph M. Farley (age 72) has been a director of the Company since 1980. His term expires in 2001. He is a director of Waddell & Reed Financial, Inc. Principal occupation: Of Counsel at Balch & Bingham LLP, Attorneys and Counselors, Birmingham, Alabama since November, 1992.

  Louis T. Hagopian (age 74) has been a director of the Company since 1988. He is a director of Waddell & Reed Financial, Inc. Principal occupation: Owner of Meadowbrook Enterprises, Darien, Connecticut, an advertising and marketing consultancy, since January, 1990. Vice Chairman, Partnership for a Drug-Free America, New York, New York.

  C. B. Hudson (age 54) has been a director since 1986. His term expires in 2001. Principal occupation: Chairman, President and Chief Executive Officer of the Company since March, 1998. (Chairman of Insurance Operations of the Company, January, 1993-March, 1998; Chairman of Liberty, United American and Globe October, 1991-September, 1999 and Chief Executive Officer of Liberty December, 1989-September, 1999, of United American November, 1982-September, 1999 and of Globe February, 1986-September, 1999).

  Joseph L. Lanier, Jr. (age 68) has been a director of the Company since 1980. His term expires in 2001. He is a director of Waddell & Reed Financial, Inc., Dan River Incorporated, Flowers Industries, Inc., Dimon Inc. and SunTrust Banks, Inc. Principal occupation: Chairman of the Board and Chief Executive Officer of Dan River Incorporated, Danville, Virginia, a textile manufacturer, since November, 1989.

  Mark S. McAndrew (age 46) has been a director of the Company since July, 1998. His term expires in 2002. Principal occupation: Chairman and Chief Executive Officer of United American, Globe and American Income since September, 1999; President of United American and Globe since October, 1991 and of American Income since September, 1999; Executive Vice President of the Company since September, 1999. (Vice President of the Company, April-September, 1999).

  Harold T. McCormick (age 71) has been a director since April, 1992. He is a director of Waddell & Reed Financial, Inc. Principal occupation: Chairman and Chief Executive Officer of Bay Point Yacht & Country Club, Panama City, Florida, since March, 1988; Chairman, First Ireland Spirits Co., Ltd., Abbeyleix, Ireland, since February, 1996.

  George J. Records (age 65) has been a director of the Company since April, 1993. His term expires in 2002. He is a director of Waddell & Reed Financial, Inc. Principal occupation: Chairman of Midland Financial Co., Oklahoma City, Oklahoma, a bank and financial holding company for retail banking and mortgage operations, since 1982.

  R. K. Richey (age 73) has been a director of the Company since 1980. He is a director of Full House Resorts, Inc. and Waddell & Reed Financial, Inc. and a Director Emeritus of the United Group of Mutual Funds, Waddell & Reed Funds, Inc. and Target/United Funds, Inc. Principal occupation: Chairman of the Executive Committee of the Board of Directors of the Company since March, 1998. (Chairman of the Company, August, 1986-March, 1998 and Chief Executive Officer of the Company, December, 1984-March, 1998).

  Lamar C. Smith (age 52) has been a director of the Company since October, 1999. His term expires in 2002. He is a director of Millers American Group, Inc. Principal Occupation: Chairman since 1992 and Chief Executive Officer since 1990 of United Services Planning Association, Inc., Independent Research Agency for Life Insurance, Inc. and First Command Bank.
--------
(1) Liberty, Globe, United American and American Income as used in this proxy statement refer to Liberty National Life Insurance Company, Globe Life And Accident Insurance Company, United American Insurance Company and American Income Life Insurance Company, subsidiaries of the Company.

                               PROPOSAL NUMBER 2

Approval of Auditors

  A proposal to approve the appointment of the firm of Deloitte & Touche LLP as the principal independent accountants of the Company to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2000 will be presented to the stockholders at the annual meeting. Deloitte & Touche served as the principal independent accountants of Torchmark, auditing the financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1999. The Audit Committee of the Board recommends the appointment of Deloitte & Touche as the Company's principal accountants for 2000.

  KPMG Peat Marwick LLP served as the principal independent accountants of Torchmark, auditing the financial statements of the Company and its subsidiaries from 1981 through the fiscal year ended December 31, 1998. In 1998, senior management of the Company conducted extensive interviews with several independent accounting firms and held discussions regarding the selection of principal independent accountants with the members of the Audit Committee of the Board. After deliberation, senior management recommended to the Audit Committee that Deloitte & Touche be engaged as the Company's principal accountants as of January 1, 1999, effective upon the issuance of KPMG's reports on the consolidated financial statements of Torchmark and its subsidiaries and the separately issued financial statements of Torchmark's subsidiaries, unit investment trusts and benefit plans as of and for the year ending December 31, 1998. (KPMG completed its engagement as Torchmark's independent auditor on October 14, 1999, the date upon which the last of the audit reports as of and for the year ended December 31, 1998 for the entities noted above were issued.) Upon review, on October 21, 1998, the Audit Committee approved the engagement of Deloitte & Touche.

  The reports of KPMG on the financial statements of Torchmark for the fiscal years ending December 31, 1997 and 1998 did not contain any adverse opinion or disclaimer of opinion. KPMG's reports were not qualified or modified as to uncertainty, audit scope or accounting principles except as follows: KPMG's Auditor's Report on the Consolidated Financial Statements of Torchmark as of and for the year ended December 31, 1997 refers to a change in accounting principles to adopt the provisions of Statement of Financial Accounting Standards Board's Statement of Financial Accounting Standard 121 "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of". During such years and during the period between December 31, 1998 and the date of completion of KPMG's engagement, there was no disagreement between KPMG and Torchmark on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused that firm to make reference to the subject matter of such disagreement in connection with its report on the Company's financial statements.

  A representative of Deloitte & Touche is expected to be present at the meeting and available to respond to appropriate questions and, although the firm has indicated that no statement will be made, an opportunity for a statement will be provided.

  If the stockholders do not approve the appointment of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

  The Board recommends that stockholders vote FOR the proposal.

                                OTHER BUSINESS

  The directors are not aware of any other matters which may properly be and are likely to be brought before the meeting. If any other proper matters are brought before the meeting, the persons named in the proxy, or in the event no person is named, C.B. Hudson and Larry M. Hutchison will vote in accordance with their judgment on these matters.

       INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Executive Officers

  The following table shows certain information concerning each person deemed to be an executive officer of the Company, except those persons also serving as directors. Each executive officer is elected by the Board of Directors of the Company or its subsidiaries annually and serves at the pleasure of that board. There are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was selected.

                                                Principal Occupation
                                              and Business Experience
 Name                          Age           for the Past Five Years(1)
 ----                          ---           --------------------------
 Tony G. Brill...............   57 Executive Vice President and Chief
                                   Administrative Officer of Company since
                                   September, 1999. (Vice President of Company,
                                   January, 1997-September, 1999; Managing
                                   Partner, KPMG Peat Marwick LLP, Birmingham,
                                   Alabama 1969-December, 1996).
 Gary L. Coleman.............   47 Executive Vice President and Chief Financial
                                   Officer of Company since September, 1999.
                                   (Vice President and Chief Accounting Officer
                                   of Company, July, 1994-September, 1999).
 Larry M. Hutchison..........   46 Executive Vice President and General Counsel
                                   of Company since September, 1999; Vice
                                   President, Secretary and General Counsel of
                                   United American since May, 1994. (Vice
                                   President and General Counsel of Company,
                                   April, 1997-September, 1999).
 Anthony L. McWhorter........   50 Chairman and Chief Executive Officer of
                                   Liberty and UILIC since September, 1999;
                                   President of Liberty since December, 1994 and
                                   of UILIC since September, 1998; Executive
                                   Vice President of Company since September,
                                   1999.
 Rosemary J. Montgomery......   50 Executive Vice President and Chief Actuary of
                                   Company, United American and Globe since
                                   September, 1999. (Senior Vice President and
                                   Chief Actuary of United American, October,
                                   1991-September, 1999 and of Globe, May, 1992-
                                   September, 1999).

Stock Ownership

  The following table shows certain information about stock ownership of the directors, director nominees and executive officers of the Company as of December 31, 1999.

                                                        Company Common Stock
                                                       or Options Beneficially
                                                             Owned as of
                                                        December 31, 1999(1)
                                                      -------------------------
                        Name                          Directly(2) Indirectly(3)
                        ----                          ----------- -------------
David L. Boren.......................................      15,980             0
Norman, OK
Joseph M. Farley.....................................     135,810         4,800
Birmingham, AL
Louis T. Hagopian....................................     137,218             0
Darien, CT
C. B. Hudson.........................................   2,018,328        40,755
Plano, TX
Joseph L. Lanier, Jr. ...............................     134,064        18,912
Lanett, AL
Mark S. McAndrew.....................................     172,380         6,053
McKinney, TX
Harold T. McCormick .................................      42,253         7,200
Panama City, FL
George J. Records....................................      48,942             0
Oklahoma City, OK
R. K. Richey.........................................     439,601     1,862,856
Horseshoe Bay, TX
Lamar C. Smith.......................................           0             0
Fort Worth, TX
Tony G. Brill........................................     115,972         1,383
Frisco, TX
Gary L. Coleman......................................     181,059        12,421
Richardson, TX
Larry M. Hutchinson..................................      69,597         7,860
Duncanville, TX
Anthony L. McWhorter.................................     114,576        10,230
Birmingham, AL
Rosemary J. Montgomery...............................     151,950         1,531
Frisco, TX
All Directors, Nominees and Executive Officers as a
group:(4)............................................   3,777,730     1,974,001

--------
(1) No directors, director nominees or executive officers other than R. K. Richey (1.7%) and C.B. Hudson (1.5%) beneficially own 1% or more of the common stock of the Company.
(2) Includes: for David L. Boren, 14,000 shares; for Joseph Farley, 66,400 shares; for Louis Hagopian, 85,325 shares; for Joseph Lanier, 80,195 shares; for Mark McAndrew, 76,300 shares; for Harold McCormick, 40,215 shares; for George Records, 35,784 shares; for R. K. Richey, 13,099 shares; for C. B. Hudson, 1,047,948 shares; for Tony Brill, 59,488 shares; for Anthony McWhorter, 57,778 shares; for Gary Coleman, 96,218 shares; for Larry Hutchison, 47,979 shares; for Rosemary Montgomery, 85,139 shares and for all directors, executive officers and nominees as a group, 1,805,868 shares, that are subject to presently exercisable Company stock options. Lamar Smith holds options on 11,594 shares. None of such options are presently exercisable prior to July 3, 2000.
(3) Indirect beneficial ownership includes shares (a) owned by the director, executive officer or spouse as trustee of a trust or executor of an estate, (b) held in a trust in which the director, executive officer or a family member living in his home has a beneficial interest, (c) owned by the spouse or a family member living in the director's, executive officer's or nominee's home or (d) owned by the director or executive officer in a personal corporation or limited partnership. Indirect beneficial ownership also includes approximately

    12,755 shares, 6,053 shares, 786 shares, 8,466 shares, 12,421 shares, 7,860 shares and 531 shares calculated based upon conversion of stock unit balances held in the accounts of Messrs. Hudson, McAndrew, Brill, McWhorter, Coleman and Hutchison and Ms. Montgomery, respectively, in the Company Savings and Investment Plan to shares. Additionally, indirect beneficial ownership includes for Mr. Richey 313,800 shares subject to options held by Richey Capital Partners, Ltd., a family limited partnership. Indirect ownership for Mr. McWhorter also includes approximately 1,764 shares calculated based upon conversion of stock unit balance in the Profit Sharing & Retirement Plan of Liberty (PS&R Plan) to shares.
    Mr. Lanier disclaims beneficial ownership of 16,512 shares owned by his spouse and 2,400 shares owned by his children. Mr. Farley disclaims 4,800 shares held as trustee of a church endowment fund.
(4) All directors, nominees and executive officers as a group, beneficially own 4.3% of the common stock of the Company.

  During 1999, the Board of Directors met five times. In 1999, all of the directors attended more than 75% of the meetings of the Board and the committees on which they served.

Committees of the Board of Directors

  The Board of Directors has the following committees: Audit-Messrs. Farley, Hagopian, and McCormick; Compensation -- Messrs. Farley, Lanier and Hagopian; Executive -- Messrs. Boren, Farley, Hagopian, Hudson, Lanier, McCormick, Records and Richey; Finance -- Messrs. Farley, Lanier, McCormick and Records and Nominating -- Messrs. Boren, Farley, Hagopian, Lanier, McCormick and Records.

  The audit committee recommends the independent auditors to be selected by the Board; discusses the scope of the proposed audit with the independent auditors and considers the audit reports; discusses the implementation of the auditors' recommendations with management; reviews the fees of the independent auditors for audit and non-audit services; reviews the adequacy of the Company's system of internal accounting controls; reviews, before publication or issuance, the annual financial statement and any annual reports to be filed with the Securities and Exchange Commission and periodically reviews pending litigation. Additionally, the audit committee meets with the Company's independent accountants and internal auditors both with and without management being present. The audit committee met twice in 1999.

  The compensation committee determines the compensation of senior management of the Company and its subsidiaries and affiliates. Additionally, the compensation committee administers the stock incentive plans of the Company. The compensation committee met three times in 1999.

  The executive committee exercises all the powers of the Board of Directors in the interim between Board meetings. The executive committee did not meet in 1999.

  The finance committee serves as the pricing committee in connection with capital financing by the Company. The finance committee did not meet in 1999.

  The nominating committee reviews the qualifications of potential candidates for the Board of Directors from whatever source received, reports its findings to the Board and proposes nominations for Board membership for approval by the Board of Directors and for submission to the stockholders for approval. Recommendations of potential Board candidates may be directed to the nominating committee in care of the Corporate Secretary of the Company at the address stated herein. The nominating committee met once in 1999.

                   COMPENSATION AND OTHER TRANSACTIONS WITH
                       EXECUTIVE OFFICERS AND DIRECTORS

                                       Summary Compensation Table
---------------------------------------------------------------------------------------------------------
                                  Annual Compensation             Long Term Compensation
                          ------------------------------------ -----------------------------
                                                                          Awards
                                                               -----------------------------
                                                                                    (g)
                                                      (e)            (f)         Securities      (i)
          (a)                               (d)   Other Annual Restricted Stock  underlying   All other
        Name and          (b)     (c)      Bonus  Compensation     Award(s)     Options/SARs Compensation
   Principal Position     Year Salary ($) ($)(1)     ($)(2)          ($)           (#)(4)       ($)(5)
   ------------------     ---- ---------- ------- ------------ ---------------- ------------ ------------
C.B. Hudson               1999  800,000         0                         0       151,734        5,910
Chairman, President       1998  800,000         0                         0       259,740        5,772
and CEO                   1997  800,000   400,000                         0       557,181        5,806
Mark S. McAndrew          1999  575,000   150,000                         0       153,198        4,800
Chairman, President       1998  525,000   150,000                 1,687,500(3)     62,500        4,800
and CEO of United         1997  475,000   120,000                         0        66,782        4,800
American, Globe and
American Income
Tony G. Brill             1999  500,016   100,000                         0       115,813        4,800
Executive Vice President  1998  450,000         0                 1,687,500(3)     63,258        4,800
and Chief                 1997  400,000    85,000                         0       116,825            0
Administrative Officer
Anthony L. McWhorter      1999  350,120   120,000                         0       108,374        4,800
Chairman, President       1998  300,722    27,000                 1,054,688(3)     47,505        4,800
and Chief Executive       1997  245,024   100,000                         0        42,758        4,800
Officer of Liberty and
UILIC
Gary L. Coleman           1999  300,000    30,000                         0        89,303        4,800
Executive Vice            1998  275,000    30,000                         0        30,379        4,800
President and Chief       1997  250,000    60,000                         0        91,007        4,800
Financial Officer
Charles B. Cooper         1999  515,000         0                         0             0      265,595
President of              1998  515,000    50,000                   527,344(3)     20,000        9,600
American Income until     1997  475,000   100,000                         0        11,326        9,600
September 1999
Bernard Rapoport          1999  427,500         0    13,305               0       101,518      118,088
Chairman and CEO          1998  570,000         0    11,800               0        20,000        9.600
of American Income        1997  525,000   100,000    10,351               0        44,178        9,600
until September 1999

--------
(1) Messrs. Hudson and Coleman elected to defer $400,000 and $50,000, respectively, of their 1999 bonuses and received therefor Company stock options under the provisions of the Torchmark Corporation 1998 Stock Incentive Plan (1998 Incentive Plan). Messrs. Hudson, Brill, McWhorter and Coleman elected to defer $400,000, $100,000, $93,000 and $50,000, respectively, of their 1998 bonuses pursuant to the executive deferred compensation stock option provisions of the 1998 Incentive Plan.

(2) Includes for Mr. Rapoport--$13,305, $11,800 and $10,351 required to be paid to him from the American Income Life Insurance Company Exempt Employees 401K Profit Sharing Plan (American Income Profit Sharing Plan) in 1999, 1998, and 1997, respectively, because of his continued active employment and participation in such plan after age 70.

(3) At year end 1999, Messrs. McAndrew, McWhorter, Brill and Cooper held 33,600, 21,000, 33,600 and 1,875 restricted shares, respectively, valued at $976,500, $610,313, $976,500 and $54,492 (based on a year-end closing price of $29.0625 per share). Restricted stock (40,000 shares) awarded on January 1, 1998 at $42.1875 per share to each of Messrs. McAndrew and Brill vests as follows: 1-1-99 6,400 shares; 1-1-00 6,000 shares; 1-1-01 5,600 shares; 1-1-02 5,200 shares; 1-1-03 4,800 shares; 1-1-04 4,400 shares; 1-1-05 4,000 shares; and 1-1-06 3,600 shares. Restricted stock (25,000 shares) awarded on January 1, 1998 at $42.1875 per share to Mr. McWhorter vests as follows: 1-1-99 4,000 shares; 1-1-00 3,750 shares; 1-1-01

    3,500 shares; 1-1-02 3,250 shares; 1-1-03 3,000 shares; 1-1-04 2,750 shares; 1-1-05 2,500 shares. Restricted stock (12,500 shares) awarded on January 1, 1998 at $42.1875 per share to Mr. Cooper was scheduled to vest as follows: 1-1-99 2,000 shares; 1-1-00 1,875 shares; 1-1-01 1,750 shares;
    1-1-02 1,625 shares; 1-1-03 1,500 shares; 1-1-04 1,375 shares; 1-1-05
    1,250 shares; and 1-1-06 1,125 shares. Such shares scheduled to vest on 1-1-01 and thereafter were forfeited to the Company by Mr. Cooper upon his retirement. Cash dividends on all restricted stock are paid directly to the stockholder at the same rate as on unrestricted stock. Messrs. McAndrew, McWhorter, Brill and Cooper agreed as a condition of their restricted stock awards to waive receipt of any shares of Waddell & Reed Financial, Inc. (WDR) stock distributed by Torchmark to its common shareholders in the WDR spin-off on November 6, 1998.

(4) In November 1999, Messrs. McAndrew, Brill, McWhorter, Coleman and Rapoport elected to participate in a program under the TMK Incentive Plan whereby they exercised existing Torchmark stock options and received restoration options for 53,198, 40,813, 33,374, 22,836 and 91,518 Torchmark shares, respectively. On December 21, 1999, Messrs. Hudson, McAndrew, Brill, McWhorter, Coleman and Rapoport received stock option grants pursuant to the TMK Incentive Plan on 100,000, 100,000, 75,000, 75,000, 60,000 and
    10,000 Torchmark shares, respectively. Also, on that same date, Messrs. Hudson and Coleman elected to receive 1999 bonus amounts of $400,000 and $50,000, respectively, in the form of Torchmark stock options on 51,734 shares and 6,467 shares, respectively.

    In December 1998, Messrs. Hudson, Rapoport, McAndrew, Cooper, McWhorter, Coleman and Brill received stock option grants of 100,000, 20,000, 62,500, 20,000, 37,500, 25,000 and 52,500 shares, respectively, pursuant to the 1998 Incentive Plan. Also, in December 1998, Messrs. Hudson, Brill, McWhorter and Coleman elected to receive 1998 bonus amounts of $400,000, $93,000, $50,000 and $100,000 in the form of stock options on 43,031 shares, 10,005 shares, 5,379 shares and 10,758 shares pursuant to the terms of the 1998 Incentive Plan. On November 6, 1998, pursuant to the terms of each existing option plan, adjustments were made to all outstanding stock options granted prior to that date to reflect the WDR spin-off based upon each optionee's election to receive either Adjusted Torchmark Options or a combination of Adjusted Torchmark Options and WDR Conversion Options granted in WDR Class A common stock. Accordingly, all shares reflected as underlying options granted prior to November 6, 1998 have been so adjusted.

    On January 2, 1997, Mr Brill was granted options under the TMK Incentive Plan on 116,825 Torchmark shares. On January 31, 1997, Mr. Hudson elected to convert all his 1996 bonus amounts plus accrued interest of $1,151 held in the TMK Executive Deferral Plan, subject to subsequently obtained shareholder approval, to stock options on 89,881 Torchmark shares. In 1997, Messrs. Hudson, Rapoport, McAndrew, Cooper, McWhorter and Coleman elected to participate in a program under the TMK Incentive Plan whereby they exercised existing Torchmark stock options and received restoration options for 467,183, 11,500, 51,300, 8,700, 42,758 and 76,988 Torchmark
    shares, respectively. Messrs. Rapoport, McAndrew and Cooper received options on 3,471, 15,482 and 2,626 WDR Class A shares as a November 6, 1998 spin-off adjustment to their Torchmark restoration options. Messrs. Coleman and Rapoport also were awarded options pursuant to the TMK Incentive Plan on 14,019 and 29,207 additional Torchmark shares in 1997. Mr. Hudson was also granted options under the TMK Incentive Plan on 117 additional Torchmark shares in 1997 and on 116,709 Torchmark shares on January 2, 1998.

(5) Includes Company contributions to Torchmark Corporation Savings and Investment Plan, a funded, qualified defined contribution plan, for each of Messrs. Hudson, McAndrew, Brill, McWhorter and Coleman of $4,800 in 1999, 1998 and 1997; interest only on prior contributions to the Torchmark Corporation Supplemental Savings and Investment Plan, an unfunded, non-qualified defined contribution plan, for Mr. Hudson of $1,110.31, $972.11, and $1,006.00, respectively. Includes for Messrs. Rapoport and Cooper, employer company contributions to the American Income Profit Sharing Plan, a funded, qualified defined contribution plan, of $9,600.00 in 1999, 1998 and 1997. Includes for Mr. Cooper, $167,805 as payment for accrued but unused vacation at the time of his retirement. Includes for Messrs. Cooper and Rapoport, to close their American Income Profit Sharing Plan accounts, $88,190 and $108,488 paid upon their respective retirements.

                               OPTION GRANTS IN LAST FISCAL YEAR
---------------------------------------------------------------------------------------------------
                                                                        Potential realizable
                                                                    value at assumed annual rates
                                                                     of stock price appreciation
                                    Individual Grants                      for option term
                      --------------------------------------------- -------------------------------
                                     % of
                      Number of  total options Exercise
                      Securities  granted to      or
                      underlying   employees     base
                       options        in         price   Expiration
        Name          granted(#)  fiscal year  ($/share)    Date              5% ($)     10% ($)
       (a)(1)           (b)(1)      (c)(2)        (d)       (e)     0% ($)     (f)         (g)
       ------         ---------- ------------- --------- ---------- ------------------- -----------
C.B. Hudson             51,734        3.1       27.8125   12-21-10       0    1,022,073   2,666,361
                       100,000        6.0       27.8125   12-23-09       0    1,749,114   4,432,595
Mark S. McAndrew        53,198        3.2       34.5000   11-17-09       0    1,154,230   2,925,044
                       100,000        6.0       27.8125   12-23-09       0    1,749,114   4,432,595
Tony G. Brill           40,813        2.4       34.5000   11-17-09       0      885,515   2,244,066
                        75,000        4.5       27.8125   12-23-09       0    1,311,836   3,324,446
Anthony L. McWhorter    33,374        2.0       34.5000   11-17-09       0      724,112   1,835,039
                        75,000        4.5       27.8125   12-23-09       0    1,311,836   3,324,446
Gary L. Coleman         22,836        1.4       34.5000   11-17-09       0      495,470   1,255,617
                        60,000        3.6       27.8128   12-23-09       0    1,049,469   2,659,557
                         6,467        0.4       27.8125   12-21-10       0      127,764     333,308
Bernard Rapoport        91,518        5.5       34.5000   11-17-09       0    1,985,655   5,032,035
                        10,000        0.6       27.8125   12-23-09       0      174,911     443,259

--------
(1) Charles B. Cooper retired September 30, 1999 and was not awarded any stock options in 1999.
(2) Options expiring on 11-17-09 and 12-23-09 are non-qualified stock options granted in Torchmark common stock pursuant to the 1998 Incentive Plan with a ten year and two day term at an exercise price equal to the closing price of the Company's common stock on the grant date. Options expiring on 12-23-09 are not exercisable during the first two years after the grant date and vest on 50% of the shares two years after the grant date and on the remaining 50% of the shares three years after the grant date. Options expiring on 11-17-09 are first exercisable six months from the grant date by persons subject to the SEC's Section 16 reporting requirements and are exercisable at a grant by persons not subject to Section 16 reporting requirements.
    Options expiring on 12-21-10 are non-qualified stock options granted in Torchmark stock with an eleven year term, an exercise price equal to the closing price of the Company's common stock on the grant date and are fully vested upon issuance, but only first exercisable as to 1/10 per year commencing on the first anniversary of the grant date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    (d)                       (e)
                                (b)             (c)        Number of Securities      Value of unexercised
    (a)                   Shares acquired      Value      underlying unexercised     in-the-money options
  Name                   on exercise (#)(1) Realized ($)   options at FY-end (#)         at FY-end ($)
  -----                  ------------------ ------------ ------------------------- -------------------------
                                                         Exercisable Unexercisable Exercisable Unexercisable
                                                         ----------- ------------- ----------- -------------
C.B. Hudson.............            0                0     980,605      479,132    $4,902,568    $ 686,802
Mark S. McAndrew........       83,000        1,285,221      76,300      215,698    $  193,893    $ 125,000
Tony G. Brill...........       58,413          758,985      30,282      207,201    $  220,678    $ 314,428
Anthony L. McWhorter....       51,403          818,402      57,778      154,878    $  108,927    $  93,750
Gary L. Coleman.........       35,048          526,644      96,218      126,153    $   90,768    $  83,084
Charles B. Cooper.......            0                0     123,700            0    $1,101,970    $       0
Bernard Rapoport........      140,000        2,090,787     152,225       10,000    $        0    $  12,500

--------
(1) Of the shares shown as acquired on exercise, Messrs. McAndrew, Brill, McWhorter, Coleman and Rapoport retained 26,280, 12,969, 13,598, 8,999 and 35,725 shares, respectively, after cashless option exercises.

Pension Plans

  Torchmark Corporation Pension Plan; Liberty National Life Insurance Company Pension Plan for Non-Commissioned Employees. These plans are non-contributory pension plans which cover all eligible employees who are 21 years of age or older and have one or more years of credited service. The benefits at age 65 under the TMK Pension Plan are determined by multiplying the average of the participant's earnings in the five consecutive years in which they were highest during the ten years before the participant's retirement by a percentage equal to 1% for each of the participant's first 40 years of credited service plus 2% for each year of credited service up to 20 years after the participant's 45th birthday and then reducing that result by a Social Security offset and by other benefits from certain other plans of affiliates. Benefits at age 65 under the LNL Pension Plan are determined by multiplying the average of the participant's earnings in the five consecutive years in which they were highest during the ten years before the participant's retirement by a percentage equal to 2% for each of the participant's first 30 years of credited service plus 1% for each year of credited service in excess of 30 years (up to a maximum of 10 years) and then reducing that result by a Social Security offset and by other benefits from certain other plans of affiliates. Earnings for purposes of both pension plans include compensation paid by subsidiaries and affiliates, and do not include commissions, directors' fees, expense reimbursements, employer contributions to retirement plans, deferred compensation, or any amounts in excess of $160,000 (as adjusted). Benefits under both pension plans vest 100% at five years. Upon the participant's retirement, benefits under the plan are payable as an annuity or in a lump sum. In 1999, covered compensation was $160,000 for Messrs. Hudson, McAndrew, Brill and Coleman under the TMK Pension Plan and for Mr. McWhorter under the LNL Pension Plan.

  Vested benefits under the non-qualified Torchmark Supplemental Retirement Plan, in which Messrs. Hudson, McAndrew, McWhorter and Coleman have participated, were frozen as of December 31, 1994 and no additional benefits accrue after that date pursuant to the supplementary retirement plan. Messrs. Hudson, McAndrew, McWhorter and Coleman participate in the Torchmark Supplementary Pension Plan. Mr. Brill does not participate in any supplementary pension plan.

  Messrs. Hudson, McAndrew, Brill and Coleman have 25 years, 20 years, three years and 18 years of credited service under the TMK Pension Plan, respectively. Mr. McWhorter has 25 years of credited service under the LNL Pension Plan. Messrs. Rapoport and Cooper were not covered by any pension plan prior to their retirements.

  The following tables show the estimated annual benefits payable under the TMK Pension Plan or LNL Pension Plan along with the TMK Supplemental Retirement Plan (which was frozen in 1994) upon retirement of participants with varying final average earnings and years of service. Primarily because of the termination of the Supplemental Retirement Plan, the benefits shown below as payable pursuant to the TMK Pension or LNL Pension Plans and the TMK Supplemental Retirement Plan may in most cases exceed the actual amounts paid. The benefits shown are offset as described above and the amounts are calculated on the basis of payments for the life of a participant who is 65 years of age.

             Torchmark Pension and Supplemental Retirement Plans*

       Final                     Years of Credited Service
      Average      ---------------------------------------------------------------
      Earnings       15          20           25            30            35
     ----------    -------     -------     ---------     ---------     ---------
     $1,000,000    450,000     600,000       650,000       700,000       750,000
      1,200,000    540,000     720,000       780,000       840,000       900,000
      1,400,000    630,000     840,000       910,000       980,000     1,050,000
      1,600,000    720,000     960,000     1,040,000     1,120,000     1,200,000

--------
 * Benefits paid under a qualified defined benefit plan are limited by law in 1999 to $130,000 per year. The balance of the benefit payments shown above thus comes from the Supplemental Retirement Plan. Because benefit accruals under the Supplemental Retirement Plan ceased as of December 31, 1994, Messrs. Hudson, McAndrew and Coleman have five years less of credited service under the Supplemental Retirement Plan than under the TMK Pension Plan.

              LNL Pension and TMK Supplemental Retirement Plans*

      Final                        Years of Credited Service
     Average        ---------------------------------------------------------------------------
     Earnings         15              20              25              30              35
     --------       -------         -------         -------         -------         -------
     $100,000        30,000          40,000          50,000          60,000          65,000
      200,000        60,000          80,000         100,000         120,000         130,000
      300,000        90,000         120,000         150,000         180,000         195,000
      400,000       120,000         160,000         200,000         240,000         260,000
      500,000       150,000         200,000         250,000         300,000         325,000

--------
 * Benefits paid under a qualified defined benefit plan are limited by law in 1999 to $130,000 per year. The balance of the benefit payments shown above thus comes from the Supplemental Retirement Plan. Because benefit accruals under the Supplemental Retirement Plan ceased as of December 31, 1994, Mr. McWhorter has five years less of credited service under the Supplemental Retirement Plan than under the LNL Pension Plan.

Payments to Directors

  Directors of the Company are currently compensated on the following basis:

    (1) Directors who are not officers or employees of the Company or a subsidiary of the Company (Outside Directors) receive a fee of $1,000 for each attended Board meeting, a fee of $500 for each attended Board committee meeting, and an annual retainer of $40,000, payable each January for the entire year. They do not receive fees for the execution of written consents in lieu of Board meetings and Board committee meetings. They receive an allowance for their travel and lodging expenses if they do not live in the area where the meeting is held.

    Each Outside Director is automatically awarded annually non-qualified stock options on 6,000 shares of Company common stock on the first day of each calendar year in which stock is traded on the New York Stock Exchange. The entire Board may, for calendar years commencing with 1996, award non-qualified stock options on a non-formula basis to all or such individual Outside Directors as it shall select. Such options may be awarded at such times and for such number of shares as the Board in its discretion determines. The price of such options may be fixed by the Board at a discount not to exceed 25% of the fair market value on the grant date or at the fair market value of the stock on the grant date.

    Commencing with 1997 retainer and meeting and committee fees (assuming attendance at all scheduled meetings), Outside Directors may annually elect to make deferrals of such compensation for the following year into the interest-bearing account of the Non-Employee Director Plan (for amounts earned prior to 1999) and pursuant to the deferred compensation stock option provisions of the 1998 Incentive Plan (for amounts earned in 1999 and in subsequent years). They may subsequently elect to convert such balances to stock options with either fair market value or discounted exercise prices. In December 1998, Messrs. Hagopian, Lanier, McCormick, and Records chose to make such deferrals of 1999 compensation, which were converted into options on 5,044, 4,938, 4,885 and 4,832 shares, respectively, in 1999.

    (2) Beginning in January, 1993, directors who are officers or employees of the Company or a subsidiary of the Company waived receipt of all fees for attending Board meetings. They do not receive fees for the execution of written consents in lieu of Board meetings. They also do not receive a fee for attending Board committee meetings or an annual retainer. They are reimbursed their travel and lodging expenses, if any.

    (3) Compensation paid to the director serving as Chairman of the Executive Committee is determined annually by the Compensation Committee in their discretion.

  Each person who served as a director on or prior to February 29, 2000 is eligible to receive upon retirement from the Board a retirement benefit payable annually, in an amount equal to $200 a year for each year of service as a director or advisory director up to 25 years, but not less than $1,200 a year. In determining this benefit, the number of years of service may include years as a director of a subsidiary of the Company if the payment for such years by the Company is in place of a payment which would otherwise be made by the subsidiary. Directors who retired prior to the termination of this retirement benefit program effective February 29, 2000 have been and will continue to receive their retirement benefit payments in cash. Directors with accrued but unpaid retirement benefits under this program on the date of termination will be offered the opportunity to convert the present value of such retirement benefits on that date to options in Company common stock.

Other Transactions

  Robert Richey, Vice President of a Company subsidiary and son of R.K. Richey, received compensation and fringe benefits from that Company subsidiary in 1999 of $133,261.

  In 1999, the Company paid MidFirst Bank $76,922 in fees as the servicing agent for portions of the Company subsidiaries' commercial real estate portfolios. George J. Records is an officer, director and 45.57% beneficial owner of Midland Financial Co., the parent corporation of MidFirst Bank.

  Lamar C. Smith is an officer, director and 15% owner of Independent Research Agency for Life Insurance, Inc. (IRA), a life insurance general agency which sells certain insurance products offered by Torchmark subsidiaries pursuant to agency agreements. In 1999, that company, IRA, received commission payments of $39,208,000 for sales of life insurance on behalf of Torchmark subsidiaries, which comprised approximately 28% of IRA's 1999 revenues.

  R.K. Richey is a 33 1/3% owner of Elgin Development Company, LLC (Elgin Development). On October 1, 1999, Elgin Development and other investors purchased certain investment real estate from Torchmark and its subsidiaries for $ 97,400,000. Mr. Richey's financial interest in the purchase by the Elgin Development group was $1.5 million.

Section 16(a) Beneficial Ownership Reporting Compliance

  Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their initial ownership of the Company's common stock and other equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange and to submit copies of these reports to the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all required
Section 16(a) filings applicable to its executive officers, directors, and greater than ten percent beneficial owners were timely and correctly made except that R.K. Richey amended his 1998 Form 5 to disclose an inadvertently omitted gift of shares to a family member; Louis T. Hagopian filed a late Form 4 reporting a cashless option exercise transaction; Anthony L. McWhorter filed a late Form 4 reporting a cashless option exercise transaction and one additional sale; and Rosemary J. Montgomery amended her 1999 Form 5 to report a change from direct to indirect holdings to reflect a gift of stock to her spouse.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Compensation of senior executives of Torchmark and its subsidiaries and affiliates is determined by the Compensation Committee of the Board of Directors. The Compensation Committee, comprised entirely of outside directors, meets to fix annual salaries in advance and bonuses for the current year of executives earning more than $150,000, to review annual goals and reward outstanding annual performance of executives, to grant stock options pursuant to the 1998 Stock Incentive Plan and to determine senior executives eligible to participate in the executive deferred compensation stock option program under the 1998 Incentive Plan.

  In 1993, the Compensation Committee employed an unaffiliated executive compensation consulting firm, Towers Perrin, to assist it in reviewing executive compensation policies and the payment of bonuses to executives. In 1997, the Compensation Committee utilized an unaffiliated executive compensation consultant from KPMG Peat Marwick LLP to review certain of its executive compensation policies and practices. The Compensation Committee met on several occasions in 1999 with the Chairman to discuss the salaries and bonuses of the five most highly compensated executives, including the Chairman. Also, the Compensation Committee received written materials discussing compensation of persons reporting to the five most highly compensated executives, including the Chairman.

Compensation Principles

  The business philosophy of the Company focuses on maintenance and improvement of insurance operating margins and other operating margins through the efficient management of assets and control of costs. The Company's executive compensation program is based on principles which align compensation with this business philosophy, company values and management initiative. The program also takes into consideration competitive remuneration practices in the insurance and financial services sectors. Torchmark's executive compensation program seeks to attract and retain key executives necessary to the long-term success of the Company, to mesh compensation with both annual and long-term strategic plans and goals and to reward executives for their efforts in the continued growth and success of the Company. Annual goals for executive compensation focus on a number of factors, including but not limited to, growth in earnings per share, return on equity and pre-tax operating income for holding company executives and on insurance operating income, underwriting income and premium growth for the executives of the Company's insurance subsidiaries.

  To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily and in all circumstances limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Salary and Bonus System

  For some time the Company has used a system of salaries and bonuses to reward executives of the Company and its subsidiaries for performance relative to annual goals. These goals vary by operating company based upon that particular company's current position. Annually, the Company's Chairman, President and Chief Executive Officer calculates a proposed pool to fund current year bonuses and subsequent year salaries for all executives whose combined cash compensation exceeds $150,000 per year. The proposed salary/bonus pool is determined based upon a formula within a range of approximately 5% that takes into account prior year salaries and bonuses paid, estimated and adjusted earnings per share and estimated return on equity, adjusted for certain minimum tax-effected earnings per share and minimum return on equity. The amount of the proposed pool is submitted to the Compensation Committee for its review and approval. The Compensation Committee, in consultation with the Company's Chairman, President and Chief Executive Officer, then reviews each subsidiary's performance relative to the goals and fixes salaries and bonuses for that operating subsidiary's executives. The degree to which these executives have met their particular subsidiary's goals in turn determines the amount of the bonus, if any, and whether senior executive officers of the Company receive salary increases. Such executives do not receive any cost of living salary adjustments.

Stock Option Program

  The Company began awarding stock options to executives and key employees in 1984. The option plan under which options in Company common stock were awarded in 1999 was adopted in April 1998. It has as its stated purpose attracting and retaining employees who contribute to the Company's success and enabling those persons to participate in that long-term success and growth through an equity interest in the Company. To this end, the Compensation Committee, as administrator of the 1998 Incentive Plan, grants non-qualified stock options to officers and key employees at the market value of the Company's common stock on the date of the grant, the size of the grant being based generally on the current compensation of such officers or key employees. The five most highly compensated executive officers are paid salaries and bonuses commensurate with the level of their responsibilities and therefore they typically are awarded a larger number of option shares than other employees with lesser levels of compensation and responsibility. In 1999, for the five most highly compensated executive officers (excluding Messrs. Cooper and Rapoport), the options granted were in proportion to current compensation adjusted by a subjective factor ranging from .083% to .160%.

  Decisions regarding stock option grants are made annually and the number of options previously awarded to an individual executive officer is not a substantial consideration in determining the amount of options granted to that officer in the future. Once an officer has been awarded options and becomes a part of the stock option program, he or she will typically continue to be eligible from year to year for stock options related to salary.

  Stock options may be exercised using cash or previously-owned stock for payment or through a simultaneous exercise and sale program. Such stock options generally become first exercisable to the extent of 50% of the shares on the second anniversary of the option grant date and on the remaining 50% of the shares on the third anniversary of the option grant date.

Deferred Compensation Option Program

  The Company's 1998 Incentive Plan, adopted in April, 1998, contains provisions permitting designated executives to receive deferred compensation stock options. The plan permits eligible executives to defer salary and/or bonus on an annual basis into an interest-bearing account and subsequently on a one time basis within a limited time period to elect to convert all or a portion of their deferred compensation into Company stock options granted at market value or at a discount not to exceed 25%. The Compensation Committee did not designate any Company executives to participate in this program in 1999. However, Messrs. Hudson and Coleman elected to receive all or a portion of their respective 1999 bonuses in the form of stock options under the regular provisions of the 1998 Incentive Plan.

Compensation of Chief Executive Officer

  C. B. Hudson joined the Company subsidiary Globe in 1974 as its Chief Actuary and has served as a senior executive officer and director of the Company's principal insurance subsidiaries since that time. During the period 1982 to 1991, he was elected as Chairman and Chief Executive Officer of United American, Globe and Liberty, all principal insurance subsidiaries of the Company. Mr. Hudson was elected to the Torchmark Board of Directors in 1986 and was named Chairman of Insurance Operations of the Company in January 1993. He assumed the responsibilities of Chairman, President and Chief Executive Officer of the Company on March 10, 1998. In the three-year period 1997-1999, which is covered by the Summary Compensation Table on page 8, Torchmark's diluted earnings per share (excluding a non-recurring charge in the fourth quarter of 1999) grew from $1.67 per share to $2.55 per share. Return on equity increased to 16.2% in 1999 from 15.1% in 1998, after declining from 18.2% in 1997 as a result of Torchmark's receipt of the proceeds of the initial public offering of its former asset management subsidiary. Torchmark repurchased 10.9 million shares in the 1997-1999 period, 7.8% of the outstanding shares at the beginning of that period.

  The Compensation Committee gave consideration to the factors discussed on page 14 in the compensation principles section as well as to Mr. Hudson's ability and determination and his vision and leadership in continuing to enhance the long term value of the Company. Mr. Hudson was awarded a 1999 discretionary bonus of $400,000 from the pool by the Compensation Committee, all of which he chose to receive in the form of Company stock options.

  Mr. Hudson's base salary and any stock options awarded to him are not directly tied to any one or a group of specific measures of corporate performance. His base salary is determined by the Compensation Committee considering his tenure of service with the Company and its subsidiaries and affiliates, his current job responsibilities, the progression of responsibilities and positions he has assumed in the Company over the course of his career and a comparison of salaries paid at peer companies.

  Any stock options awarded to Mr. Hudson are also not directly related to specific measures of corporate performance. Such award is generally based on his current compensation.

Compensation of Other Executives

  The other executive officers listed in the Summary Compensation Table in the Proxy Statement are compensated by salary and a discretionary bonus which may be impacted by a number of factors, including but not limited to, growth in earnings per share and return on equity at the Company and growth in insurance operating income, underwriting income and premium of the various Company subsidiaries, affiliates or areas of operation for which each is responsible. The pool of funds available for determining their salaries and bonuses is calculated based upon the formula described in the discussion of the salary and bonus system. Determination of any salary increase or bonus award to such an executive is then recommended by the Chairman, President and Chief Executive Officer in his discretion based upon an evaluation of a number of factors, including those listed above, to the Compensation Committee for its decision.

  Mr. McAndrew serves as the chief operating officer of the Company's subsidiaries United American, Globe and American Income, holding the titles Chairman, President and Chief Executive Officer in those companies. He is responsible for the Company's direct response insurance marketing. Mr. McAndrew was awarded a $150,000 discretionary bonus by the Compensation Committee for 1999, which he chose to receive in cash.

  Mr. Brill is the Executive Vice President and Chief Administrative Officer in charge of insurance administration for Torchmark and all its insurance subsidiaries. He is primarily responsible for the Company's Year 2000 compliance efforts. The Compensation Committee awarded Mr. Brill a $100,000 discretionary bonus for 1999, which he elected to take in cash.

  Mr. McWhorter is the Chairman, President and Chief Executive Officer of Liberty and UILIC, serving as the Chief Operating Officer of Liberty since 1994 and of UILIC since 1998. Mr. McWhorter was awarded a $120,000 discretionary bonus by the Compensation Committee for 1999, which he elected to be paid in cash.

  Mr. Coleman serves as Executive Vice President and Chief Financial Officer of the Company. He has been responsible for the Company's accounting operations since 1994 and is also in charge of all financial areas. The Compensation Committee awarded Mr. Coleman an $80,000 bonus, $50,000 of which he chose to take in Torchmark stock options and $30,000 of which he was paid in cash.

  Mr. Rapoport served for a number of years prior to his September 1999 retirement as the Chairman of the Board and Chief Executive Officer of American Income. Mr. Cooper served as President and Chief Operating Officer of American Income from 1977 until his retirement on September 30, 1999. Because of their retirements, neither Mr. Rapoport nor Mr. Cooper received a bonus for 1999.

Compensation and Company Performance

  As indicated above, the annual aspect of executive compensation for holding company executives of Torchmark centers on growth in the earnings per share and return on equity as well as increases in pre-tax operating income and for executives of the insurance subsidiaries on growth in underwriting income and premium income. Over the last year, pre-tax operating income has increased 1% from $490 million in 1998 to $494 million in 1999. Excluding a non-recurring charge, pre-tax operating income increased 5% to $515 million in 1999. Diluted earnings per share excluding the non-recurring charge grew from $2.29 per share in 1998 to $2.55 per share in 1999, an 11% change. Return on equity increased 7% from 15.1% in 1998 to 16.2% in 1999. Premium income, which made up 85% of the company's total revenues, rose to $4.88 billion in 1999 from $1.75 billion in 1998. Underwriting income comprised 63% of the Company's pre-tax operating income for 1999. Underwriting income has decreased from $317 million to $313 million in 1999 over 1998.

  The above performance resulted in compensation increases to certain of the Company's executives as a group shown in the Summary Compensation Table on page 8. Cash compensation paid persons who are listed in that table other than Messrs. Cooper and Rapoport, who retired as executive officers of a Company subsidiary in September 1999, increased 14% in 1999 over 1998, because Messrs. McAndrew, Brill and McWhorter elected to be paid all of their bonuses in cash and Mr. Coleman elected to receive stock options for only a portion of his bonus, taking the balance as a cash payment.

  The long-term portion of the executive compensation program centers on stock value through the granting of stock options. Over the last three fiscal years diluted earnings per share from continuing operations excluding realized investment gains, the related acquisition cost adjustment, and the equity in Vesta earnings have increased 53% and rose from $1.67 in 1996 to $2.55 in 1999.

                          Louis T. Hagopian, Chairman
                               Joseph M. Farley
                             Joseph L. Lanier, Jr.

  The foregoing Compensation Committee Report on Executive Compensation shall not be deemed "filed" with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN AMONG

                 TORCHMARK CORPORATION
S&P 500 INDEX AND THE S&P INSURANCE (LIFE/HEALTH) INDEX
                     [LINE GRAPH]
                   12/94 12/95 12/96 12/97 12/98 12/99
                   ----- ----- ----- ----- ----- -----
TORCHMARK CORP     $100  $133  $152   $259  $255  $212
S & P 500          $100  $138  $169   $226  $290  $351
S & P INSURANCE
   (LIFE & HEALTH) $100  $144  $175   $219  $232  $199



  The line graph shown above compares the yearly percentage change in Torchmark's cumulative total return on its common stock with the cumulative total returns of the Standard and Poor's 500 Stock Index (S&P 500) and the Standard and Poor's Insurance (Life/Health) Index (S&P Insurance (Life/Health)). Torchmark is one of the companies whose stock is included within both the S&P 500 and the S&P Insurance (Life/Health).

          Information for graph produced by Research Data Group, Inc.

                           MISCELLANEOUS INFORMATION

PROPOSALS OF STOCKHOLDERS

  In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the annual meeting of stockholders in 2000, the proposal must be received by the Company at its home office, 2001 Third Avenue South, Birmingham, Alabama 35233, on or before November 25, 2000. If a stockholder proposal is submitted outside the proposal process mandated by Securities and Exchange Commission rules, it will be considered untimely if received after February 10, 2001.

GENERAL

  The cost of this solicitation of proxies will be paid by the Company. The Company is requesting that certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries forward solicitation material to the underlying beneficial owners of the shares of the Company they hold of record. The Company will reimburse all reasonable forwarding expenses.

  THE ANNUAL REPORT OF THE COMPANY FOR 1999, WHICH ACCOMPANIES THIS PROXY STATEMENT, INCLUDES A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 AND THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. UPON REQUEST AND PAYMENT OF COPYING COST, THE EXHIBITS TO THE FORM 10-K WILL BE FURNISHED. THESE WRITTEN REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS DEPARTMENT, TORCHMARK CORPORATION AT ITS ADDRESS STATED ABOVE.

                                          By Order of the Board of Directors

                                          /s/ Carol A. McCoy
                                          -----------------------------
                                          Carol A. McCoy
                                          Associate Counsel & Corporate
                                          Secretary

March 23, 2000

--------------------------------------------------------------------------------
                             TORCHMARK CORPORATION
           Proxy/Direction Card for Annual Meeting on April 27, 2000

P R O X Y

This Proxy/Direction is solicited by the Board of Directors of The Company.
The undersigned hereby appoints C. B. Hudson and Larry M. Hutchison, jointly and severally with full power of substitution, to vote all shares of common stock which the undersigned holds of record and is entitled to vote at the An-nual Meeting of Shareholders to be held at the offices of the Company, 2001 Third Avenue South, Birmingham, Alabama on the 27th day of April 2000 at 10:00 a.m. (CDT), or any adjournment thereof. All shares votable by the undersigned including shares held of record by agents or trustees for the undersigned as a participant in the Dividend Reinvestment Plan (DRP), Torchmark Corporation Sav-ings and Investment Plan (TTP), Waddell & Reed Financial, Inc. 401-K and Sav-ings and Investment Plan (WR 401K), Liberty National Life Insurance Company 401K Plan (LNL 401K) and the Profit Sharing and Retirement Plan of Liberty Na-tional Life Insurance Company (LNL PS&R) will be voted in the manner specified and in the discretion of the persons named above or such agents or trustees on such other matters as may properly come before the meeting.

Election of Directors:
 (01) David L. Boren, (02) Louis T.
 Hagopian and (03) Harold T. McCormick
 for three year terms and (04) R. K.
 Richey for a one year term

                          (change of address/comments)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.
                                  SEE REVERSE
                                     SIDE

                             FOLD AND DETACH HERE

  Dividend Reinvestment: Torchmark maintains a Dividend Reinvestment Plan for all holders of its common stock. Under the plan, shareholders may reinvest all or part of their dividends in additional shares of common stock and may also make periodic additional cash payments of up to $3,000 toward the purchase of Torchmark stock. Participation is entirely voluntary. More information on the plan can be obtained by calling 1-800-446-2617.

  Direct Deposit of Dividends: Torchmark is now making direct deposit of cash dividends available to its shareholders. To obtain information and materials for participation in this service, please call 1-800-446-2617.

  www.torchmarkcorp.com: Torchmark's web site, http://www.torchmarkcorp.com, contains financial information about the company and information regarding our insurance subsidiaries.

      Please mark your      ----                                                                  |
 [X]  votes as in this      |                                                                     |    4 9 3 7
      example.                                                                                    |
                                                                                                  -------------
This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR Proposal 2.

                      FOR       WITHHELD                                FOR     AGAINST    ABSTAIN
1. Election of       [ ]          [ ]             2. Approval of        [ ]       [ ]        [ ]
   Directors                                         Auditors


For, except vote withheld from the following nominee(s):

-------------------------------------------------------------
                                                                                    Change of Address shown
                                                                                        on reverse                  [ ]


                                                                        Please sign exactly as name appears hereon. Joint owners
                                                                        should each sign. When signing as attorney, executor,
                                                                        administrator, trustee or guardian, please give full title as such.

                                                                        ------------------------------------------------------------

                                                                        ------------------------------------------------------------
                                                                             SIGNATURE(S)                               DATE

------------------------------------------------------------------------------------------------------------------------------------
                                                     - FOLD AND DETACH HERE -



Torchmark stockholders can now vote their shares over the telephone or the Internet. This eliminates the need to return the proxy card.

To vote your shares over the telephone or the Internet you must have your proxy card and Social Security Number available. The Voter
Control Number that appears in the box just below the perforation must be used in order to vote by telephone or over the Internet.
These systems can be accessed 24 hours a day, seven days a week up until the day prior to the meeting.

1. To vote by telephone:
   On a touch-tone telephone call Toll-free: 1-877-PRX-VOTE (1-877-779-8683).
2. To vote by Internet:
   Log on to the Internet and go to the web site: http//www.eproxyvote.com/tmk

Your vote over the telephone or the Internet registers your vote in the same manner as if you marked, signed, dated and returned your proxy card.

Do not return this Proxy Card if you are voting by telephone or the Internet.

                                           Your vote is important. Thank you for voting.